Exhibit 99.1

L I N C O L N E L E C T R I C H O L D I N G S , I N C .

22801 Saint Clair Avenue • Cleveland, Ohio 44117 • U.S.A

N E W S • R E L E A S E

LINCOLN ELECTRIC ANNOUNCES RETIREMENT OF EXECUTIVE CHAIR CHRISTOPHER L. MAPES AND ELECTION OF STEVEN B. HEDLUND AS CHAIR OF THE BOARD

CLEVELAND, Thursday, October 10, 2024 - Lincoln Electric Holdings, Inc. (the “Company”) (Nasdaq: LECO) today announced that Christopher L. Mapes, Executive Chair, will retire from his position as Executive Chair and a member of the Board of Directors on December 31, 2024. The Board of Directors has elected Steven B. Hedlund, currently Chief Executive Officer and a Director, to succeed Mr. Mapes as Chair of the Board, effective January 1, 2025. Mr. Hedlund will assume this position in addition to his role as President and Chief Executive Officer.

“We thank Chris for his many years of service and congratulate him for leading Lincoln Electric to record performance and superior shareholders returns, while establishing the Company as the industry’s automation leader poised for long-term expansion,” stated Curtis E. Espeland, Lincoln Electric’s independent Lead Director. “We congratulate Steve and look forward to working with him in his expanded role, which supports the Board’s dual leadership structure with both a Chair and a separate independent Lead Director, who serve shareholders,” Espeland concluded.

“I am honored to assume the role of Chair of the Board of Directors in the year ahead and look forward to continuing to work with the Board and the leadership team to advance our strategic focus on growth, innovation, operational excellence, and employee engagement,” commented Steven B. Hedlund, Lincoln Electric’s President and Chief Executive Officer. “Chris’ achievements and the team’s strong execution of our Higher Standard 2025 Strategy provide us with solid momentum as we look ahead to build upon our many successes.”

Mr. Hedlund became President and Chief Executive Officer on January 1, 2024. He has been a member of the executive leadership team since joining Lincoln Electric in 2008 and has served in various senior management roles including Chief Operating Officer, Executive Vice President, President of Americas Welding and the International Welding segments, and President of Global Automation. Prior to joining Lincoln Electric, Mr. Hedlund held various leadership roles at Fortune Brands, Inc. and served as principal at Booz Allen & Hamilton. He earned a bachelor’s degree and an MBA from Dartmouth College. Mr. Hedlund currently serves on the boards of the National Association of Manufacturers, the Manufacturers Alliance, and the Greater Cleveland Partnership.

Mr. Mapes has served as Executive Chair since January 1, 2024. He previously served as Chair of the Board since 2013, President and Chief Executive Officer from 2012 to 2023, and joined the Company in 2010 as a member of the Board of Directors.

About Lincoln Electric

Lincoln Electric is the world leader in the engineering, design, and manufacturing of advanced arc welding solutions, automated joining, assembly and cutting systems, plasma and oxy-fuel cutting equipment, and has a leading global position in brazing and soldering alloys. Lincoln is recognized as the Welding Expert™ for its leading materials science, software development, automation engineering, and application expertise, which advance customers’ fabrication capabilities to help them build a better world. Headquartered in Cleveland, Ohio, Lincoln has 71 manufacturing locations in 21 countries and a worldwide network of distributors and sales offices serving customers in over 160 countries. For more information about Lincoln Electric and its products and services, visit the Company’s website at https://www.lincolnelectric.com.

Forward-Looking Statements

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; actual costs of the Company’s rationalization plans; possible acquisitions; market risks and price fluctuations related to the purchase of commodities and energy; global regulatory complexity; and the possible effects of events beyond our control, such as political unrest, acts of terror and natural disasters, on the Company or its customers, suppliers and the economy in general. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

Contact

Amanda Butler

Director, Investor Relations

Tel: 216.383.2534

Email: Amanda_Butler@lincolnelectric.com